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                                                                     EXHIBIT 5.1

             [LETTERHEAD OF KATHLEEN E. SHANNON, VICE PRESIDENT AND

        ASSOCIATE GENERAL COUNSEL OF AMERICAN INTERNATIONAL GROUP, INC.]
                                                                January 30, 1998
American International Group, Inc.
70 Pine Street
New York, New York 10270

Dear Sirs:

     In connection with the registration under the Securities Act of 1933, as amended (the "Act"), by American International Group, Inc., a Delaware corporation (the "Company"), of (i) 18,971,255 shares of Common Stock, par value $2.50 per share, of the Company ("AIG Common Stock"), and, (ii) 2,300,000 shares of $3.125 Cumulative Convertible Serial Preferred Stock, Series C, $5.00 par value per share, of the Company (together with the AIG Common Stock, the "Securities"), issuable in connection with the Merger (the "Merger") contemplated by the Agreement and Plan of Merger, dated as of December 21, 1997, as amended and restated as of January 7, 1998, and as amended by Amendment No. 1 thereto dated as of January 28, 1998 (the "Merger Agreement"), by and among American Bankers Insurance Group, Inc., a Florida corporation ("American Bankers"), the Company and AIGF, Inc., a Florida corporation and a newly formed wholly-owned subsidiary of the Company, I, as Vice President and Associate General Counsel of the Company, have examined the Merger Agreement and such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion, assuming that the Merger Agreement has been duly authorized, executed and delivered by American Bankers, when the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, the Merger Agreement and the principal terms of the Merger have been duly approved by the holders of the outstanding shares of the Common Stock of American Bankers and the Preferred Stock of American Bankers, each other condition to the parties' respective obligations to consummate the Merger has been satisfied or waived, the Merger has become effective pursuant to Section 607.1105 of the Florida Business Corporation Act, and the Securities have been duly issued as contemplated by the Registration Statement and the Merger Agreement, the Securities will be validly issued, fully paid and nonassessable.

     The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                          Very truly yours,

                                          /s/ Kathleen E. Shannon
                                          Kathleen E. Shannon

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